Report of Independent Accountants



June 20, 1998



To the Board of Directors of

The Austria Fund, Inc.

Chg. Code: 23600-010-1



We have examined management's assertions about the compliance of The Austria Fund, Inc. (the "Company") with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (the "Act") as of March 31, 1998 included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertions about the Company's compliance based on our examination.



Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and accordingly included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Such procedures were performed by us with respect to securities denoted by the Company's custody records as being under the control of Erste Bank (the "subcustodian"), an affiliate of the Fund's subadvisor. Management has asserted that there were no securities physically held by the subcustodian and that all securities under the control of the subcustodian were held at the central depository. Included among the procedures performed were the following tests performed as of March 31, 1998, and for the period from January 1, 1998 through March 31, 1998 with respect to agreement of purchases and sales of securities without prior notice to management:



Confirmation of securities with the Company's custodian, Brown
Brothers Harriman & Co., including the location of such securities.



Confirmation of securities held at the Central depository
Oesterreichische Kontrollbank Aktiengesellschaft ("OEKB") on behalf of the subcustodian.



Reconciliation of all securities owned by the Fund and indicated as held by Erste Bank to those securities held by OEKB.

Reconciliation of confirmation results to the books and records of the Company.



Agreement of two security purchases and two security sales or maturities since our last examination, from the books and records of the Company to broker confirmations or subsequent bank statements.







We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide legal determination on the Company's compliance with specified requirements.



In our opinion, management's assertion that The Austria Fund, Inc. was in compliance with the above mentioned provisions of Rule 17f-2 of the Investments Company Act of 1940 as of March
31, 1998 is fairly stated, in all material aspects.



This report is intended solely for the information and use of management of The Austria Fund, Inc. and The Securities and
Exchange Commission and should not be used for any other purpose.







PRICE WATERHOUSE LLP